UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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SECURITIES EXCHANGE ACT OF 1934

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CEF Insights March 2024 Podcast featuring Merk for ASA

CEFA:

Welcome to CEF Insights, your source for closed-end fund information and education, brought to you by the Closed-End Fund Association.

Today we are joined by Axel Merk, President and Chief Investment Officer for Merk Investments. Merk Investments is the investment advisor of ASA Gold and Precious Metals Ltd., ticker ASA.

We're so glad you can be with us.

Axel Merk:

Great to be with you.

CEFA:

Axel, the Federal Reserve appears to be holding rates at current levels. Inflation has improved but remains a concern. Economic growth has been resilient, but federal deficits are challenging. We also have significant geopolitical tensions and U.S. federal elections in November that potentially impact markets. Where do you see the investment markets currently and what is your outlook for the rest of 2024?

Axel Merk:

Yeah, that's a broad question. I like to look at the world in terms of risks. Right now, the market appears to be, quote, unquote, "happy," meaning there's a lot of news priced into the market, and I often look at what could potentially go wrong. Inflation could be higher, employment could be much stronger or much weaker. That's the sort of thing that could derail the current outlook on the markets. I would think that the headwinds we have to economic growth, notably as visible with a weakening consumer may be underpriced into the market. At the other end of the spectrum, of course, we do continue to have a strong fiscal stimulus.

You mentioned the deficits, that's part of that, and the Federal Reserve is going to suggest that they have all the time in the world to ease. The only thing I'd like to point out is that historically when the Federal Reserve eases, they tend to ease much more than is priced into the markets. I'm not giving you a very straight answer here, and partly is because if you're not confused based on the economic data you're looking at, then you're not paying attention, and so there's a lot of things that could go differently. The one thing I would expect is volatility to move higher because I don't think that what is currently expected is exactly going play out.

CEFA:

Merk Investments has significant expertise in the gold, precious metals, and mineral sector. What is your outlook for this sector?

Axel Merk:

It's a very interesting sector. People tend to invest in it for diversification and obviously the potential for gain. And let me maybe touch on some of those details. Historically, the gold sector and gold miners in particular do well when an easing cycle starts. The worse the recession is that's coming in an economy, the better the sector tends to do. The reason is that if you only have a soft landing, markets tend to discount that for risk assets and traditional equities do quote, unquote, "just fine." However, if you have a more significant recession, people are more aggressively and actively looking for ways to diversify.

Obviously, cash is a defensive move, but gold is a diversification move and gold miners are a diversification move with a speculative aspect to it. The junior gold miners, in particular an area we are focusing on, have been held back by the Federal Reserve's higher-for-longer environment because these junior companies tend to require access to credit. Ever since last October, Fed Chair Powell moved away from the higher-for-longer stance. That sector has come in quotes “back to life”, and at the same time, those stocks continue to be somewhat depressed in part because the easing move by the Federal Reserve has been somewhat delayed at this stage.

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CEF Insights March 2024 Podcast featuring Merk for ASA

CEFA:

Equity markets have been led by a fairly narrow group of companies and gold is trading at over $2,150 per ounce. Where are valuations in the precious metals space, and do you consider these to be attractive levels?

Axel Merk:

Well, first, the price of gold, retail investors have been net sellers in gold. The one big buyer in gold have been foreign central banks. You mentioned geopolitical risk earlier. There is significant geopolitical risk, at least perceived risk by foreign central banks that are not friendly to the United States, as the United States has increasingly been willing to use financial sanctions. There are not many good alternatives for them, but buying gold is one of them, and so they have been big buyers of gold. The diversification investor has also stepped up in the U.S. buying gold. As far as the gold miners are concerned, many of these gold miners have had challenges in this high inflation environment, and we see many of the challenges being at the tail end. As I mentioned earlier, the junior miners may be particularly attractive if indeed the funding conditions change, which can happen both with a weakened economy and the Federal Reserve being less on the higher for longer environment.

CEFA:

Where do you see the best opportunities among precious metals companies?

Axel Merk:

We focus on the junior space. There are opportunities, of course, throughout that entire space. What we like about the junior space is that there is very significant upside potential. That said, that upside potential does come with very significant risks as well, so I do have to point that out, but there is a lot that is happening and must happen in this space. What I'm referring to is that the big producers have been under-investing and the shareholders have wanted them to focus on their cash flow, which the big producers have done, but these assets get depleted and so they need to acquire new assets. As they haven't done that, you see mergers more mid-tier. But then on the more junior end, as funding becomes more available as we think there is significant upside potential for management teams of these mining companies that know how to execute.

CEFA:

Axel, you manage ASA Gold and Precious Metals Limited, symbol ASA, which invests in a portfolio of companies in the precious metals and mineral sector. How is the portfolio currently positioned?

Axel Merk:

As I indicated, we focus more on the junior space. Part of the reason is that we like the space, but the other part is that this is a closed-end fund, and if you only wanted to invest in the large producers, there are ETFs available. By investing in the junior miners, we provide access to something that's very difficult to get to otherwise in the public product. A mutual fund, for example, can access junior companies, but in a very limited fashion only because they always face the risk of outflows. When that happens, these junior companies are not very liquid, and so they might have to sell the more liquid, larger holdings and then they are, quote, unquote, "stuck," with the junior miners and that changes the portfolio from how they would likely want it to be.

Whereas, in the closed-end fund, we do not have the daily inflows and outflows, and so we can be longer-term capital. It's important for the mining space because we are an important funding source for these junior mining companies, but it's also very important for investors to have access to that because most investors are not able to participate in many of these fundraising rounds that we participate in as a fund. Through ASA, we provide that as a channel that we think is a unique opportunity and we think the most important thing for us is to communicate what we do and then execute on that.

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CEF Insights March 2024 Podcast featuring Merk for ASA

CEFA:

Axel, the fund is currently requesting shareholders to vote on the election of the board of directors, and that is being contested by an activist investor seeking to install its own nominees for the board. Can you discuss the experience of the current board members and the oversight they have provided in recent years?

Axel Merk:

Sure. Managing ASA is slightly different from most closed-end funds. Not only are most closed-end funds in the fixed income space, and we are in the gold mining space, ASA has a unique history in addition to that. It was founded in 1958 already. At the time. It was very difficult to invest in gold, and ASA was founded in South Africa. It was reincorporated in Bermuda in 2004 and as such is a foreign investment company acting as a closed-end fund in the United States through an exemptive order of the SEC.

Now, all of that may be a mouthful, but what that means is that the many unique facets, and it is very important for a board to be very familiar with these, notably also to contain costs in addition to realizing of what one can do with these sort of things One of the things that the current board has done in recent years is be very cognizant of the costs in running a closed-end fund, and they've managed to get the expense ratio down to acceptable levels. Several years ago, expenses were at risk of being high and threatening potentially the future of the fund, and several initiatives were undertaken to, in many ways, modernize the fund. One of them was in 2019 to ask shareholders to approve Merk investments as the advisor, but several other initiatives were undertaken as well.

CEFA:

If the board nominees of the activist shareholder are elected, this will likely result in the activist hedge fund firm taking over as the investment advisor for ASA. What would you expect the impact of this to be on the management of the fund?

Axel Merk:

Well, a few things. First of all, while in their proxy they state that they might become the advisor, that is, of course, speculation that they will take over. I happen to think that it is a likely scenario, but more importantly, they have no experience in the mining sector. We think that if they indeed want to take over the management, they might want to try to convert this to a fixed income fund. But let's take just a step back here for a moment. I mentioned earlier that we invest in junior mining companies, and we do something you cannot do in open-ended products, namely, to invest in junior mining companies. The key difference here is that these are very illiquid holdings, and what an activist often likes to do is they like to have a tender offer in order to at least temporarily reduce the discount in the market.

In ASA’s case, I would think even the announcement of a tender offer may put downward pressure on the holdings in the fund because the expectation of the market would be that these holdings would be sold. We saw that in an open-end product where the manager changed and the manager repositioned the portfolio, eliminating many junior mining companies, and those junior mining companies were depressed for several months. So, ASA has unique facets here. You cannot simply apply the same rule book that historically has done in your typical fixed income close and fund and to, quote, unquote, "capture the discount." There are many considerations there. If shareholders want to have change, we would encourage them to reach out to the board. And the current board, in our view, is much better equipped to implement any change because of the many nuanced considerations that ASA requires.

CEFA:

Axel, activists often focus on the level of a closed-end funds discount as a reason to initiate some type of action. In the case of ASA, while the fund trades at a discount, the market price performance of the fund is quite similar to the net asset value performance over time. So, any significant contraction of the discount would seem likely to be a short-term gain but have negligible impact on shareholder performance over time. Is that a fair comment? Has fund management and the board considered this as they evaluate the long-term expectations for the fund?

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CEF Insights March 2024 Podcast featuring Merk for ASA

Axel Merk:

It's almost quote, unquote, "fair." The one thing that your statement doesn't include is that if there were to be a tender offer and somehow it would be executed successfully, what, of course, happens is that the fixed costs are spread across the smaller asset base, which would put upward pressure on the expense ratio. A key element of long-term performance is the expense ratio. So, I would say that if there were a significant tender offer, that would have a negative impact on performance long term. But yes, short-term historically anyway, what activists have done reduces the discount, but again, it is usually only short-term. ASA is unique in the sense that it was formed specifically to invest in the mining space, and we think that if there were a significant tender offer, this fund might not survive. Again, if that fund should be liquidated, if that's what investors want, and we should ask investors if that's what they want, it's not an easy process, again, because of these illiquid holdings and might very well include in-kind redemptions.

CEFA:

Axel, we have spoken before about the positioning of your investment strategy in an investor's portfolio. Just to revisit this point, what benefits do you believe an allocation to equities of companies in the precious metal sector provides in an investor's diversified portfolio?

Axel Merk:

I suppose diversification is the answer, and obviously there's the opportunity as well. It's a very volatile space. It's a very exciting space. If you think that traditional equities are led by just a few stocks and we've all heard about which ones they are, then if there were to be a downturn, the question is always how do you diversify? I mentioned a few times now that ASA is quite a volatile fund. Well, if one wants to see an advantage of that is you don't need to have much of an allocation to a volatile vehicle to get quite a bit of diversification. So that's one way of looking at it. I am personally on record as being an insider buyer of ASA, so personally, I happen to think it's a good investment, although I cannot give, of course, recommendations to others.

When I look at any investment, it's always about the risk one is afforded to be able to take. Can you afford the risk of being in equities? Can you afford the risk of being in cash? Can you afford the risk of being invested in a junior mining fund? It's often much easier said than done to actually invest in a risky asset. What I tell people is, if you stay up awake at night because of the investments you have, you're probably over allocated. That might be a more realistic measure of the risk tolerance one has than when one talks to a financial advisor and selects a number on the scale that is very abstract but doesn't truly affect one's risk tolerance.

CEFA:

Axel, thank you so much for taking the time to join us today.

Axel Merk:

My pleasure.

CEFA:

We want to thank you for tuning in to another CEF Insights Podcast. For more educational content, please visit our website at www.cefa.com.

This material is not, and is not intended as investment advice, an indication of trading intent or holdings, or the prediction of investment performance. All fund-specific information is the latest publicly available information. All other information is current as of the date of this presentation. All opinions and forward-looking statements are subject to change at any time.

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CEF Insights March 2024 Podcast featuring Merk for ASA

Merk Investments disclaims any responsibility to update such views and/or information. This information is deemed to be from reliable sources; however, Merk Investments does not warrant its completeness or accuracy. This presentation is not intended to and does not constitute an offer or solicitation to sell or a solicitation of an offer to buy any security, product, investment advice or service, nor shall any security, product, investment advice or service be offered or sold in any jurisdiction in which Merk Investments is not licensed to conduct business and/or an offer, solicitation, purchase or sale would be unavailable or unlawful.

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